Exhibit 99.1     Press release of Alcan Inc., issued January 14, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN ISSUES EARNINGS OUTLOOK

Montreal, Canada - January 14, 2005 - Alcan Inc. (NYSE, TSX: AL) today announced that it expects earnings per share for the fourth quarter of 2004 to be lower than those reported in the third quarter.

Compared to the third quarter the Company expects operating earnings per share to decline by approximately 30%, reflecting the negative impact of normal seasonal effects in addition to the falling US dollar and higher fuel and energy-related costs. Earnings as reported in accordance with Generally Accepted Accounting Principles (GAAP) will also reflect the negative impact of foreign currency balance sheet translation, goodwill- and asset-impairment charges and other specified items. Results for the fourth quarter will be released on February 8, 2005, followed by a conference call.

"Fundamentals for primary aluminum and the majority of end-use markets served in 2004 remain sound," said Travis Engen, President and CEO. "There is, however, a consistent seasonal pattern to our earnings which has been compounded by sharp foreign currency movements and higher input costs."

Of the expected decline, approximately one third relates to normal seasonal effects in the rolled products business now largely included in Novelis Inc. (NYSE, TSX: NVL). Operating results for this business are expected to be similar to those a year ago. On a GAAP basis, Novelis' fourth quarter results will also be affected by asset impairment charges.

"Looking ahead it should be noted that external forecasts of Alcan's 2005 earnings do not yet reflect the recently completed spin-off of Novelis or the potential continuation of higher raw materials costs and a weaker US dollar," Mr. Engen concluded.

Alcan is a multinational, market-driven company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs approximately 73,000 people and has operating facilities in 56 countries and regions.

Statements made in this press release which describe the Company's intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual results could differ materially from those expressed or implied in such statements. Reference should be made to the most recent Form 10-K for a summary of major risk factors.

Media Contact: Anik Michaud Tel.: +1-514-848-8151 media.relations@alcan.com	Investor Contact: Corey Copeland Tel.: +1-514-848-8368 investor.relations@alcan.com